QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

COLD SPRING CAPITAL INC.

Code of Ethics for Directors, Officers and Employees

General.

        This Code of Ethics ("Code") sets forth the guiding principles by which we operate our company and conduct our daily business with our shareholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of Cold Spring Capital Inc. (the "Company").

Principles and Ethics.

        Each director, officer and employee of the Company will adhere to the following principles and responsibilities, which will govern his or her professional conduct and ethics:

  •
  Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. A "conflict of interest" will exist whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company;

  •
  Provide constituents with information that is full, accurate, complete, objective, relevant, timely and understandable, and, in the case of the Chief Executive Officer and the Chief Financial Officer, review the annual and quarterly reports before certifying and filing them with the Securities and Exchange Commission (the "SEC");

  •
  Comply with all applicable laws, rules and regulations of federal, state and local governments, and other applicable private and public regulatory agencies;

  •
  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting materials facts or allowing independent judgment to be subordinated;

  •
  Respect the confidentiality of information (whether about the Company or any other person or entity) acquired in the course of business except when authorized or otherwise legally obligated to disclose the information and under no circumstance use such confidential information acquired in the course of business for personal advantage;

  •
  Actively promote ethical behavior among the Company's employees and as a responsible partner with industry peers and associates;

  •
  Maintain control over and responsibly manage all assets and resources of the Company employed by or entrusted to him or her by Company;

  •
  Report illegal or unethical conduct by any director, officer or employee that has occurred, is occurring or may reasonably be expected to occur, including any potential violations of this Code or any other codes of business conduct or ethics of the Company, such report to be made to the Chief Executive Officer or any member of the Company's Audit Committee; and

  •
  Comply with this Code and any other codes of business conduct or ethics of the Company.

Violations.

        Any director, officer or employee who violates the standards of this Code shall be subject to disciplinary action, up to and including termination of employment.

Waivers.

        There shall be no waiver of, modification of or change to any part of this Code, except by a vote of the Company's Board of Directors (the "Board") or a duly authorized committee of the Board. If a waiver of, modification of or change to this Code is granted or made, then the notice of such waiver, modification or change shall be posted on the Company's website within five business days of the vote of the Board or committee of the Board or shall be disclosed otherwise as required by applicable law and/or the American Stock Exchange or SEC rules or regulations. Any such notices posted on the Company website shall remain there for a period of at least 12 months and shall be retained in the Company's files as required by law.

Acknowledgment.

        Each Senior Officer shall be required to sign an acknowledgment with respect to this Code in the form attached hereto as Exhibit A.

Exhibit A

COLD SPRING CAPITAL INC.

Acknowledgment
of
Code of Ethics for Directors, Officers and Employees

To:
Cold Spring Capital Inc. Board of Directors

        The undersigned hereby certifies and acknowledges that he or she:

  (1)
  has read and understands the Company's Code of Ethic for Directors, Officers and employees; and

  (2)
  affirms and agrees to comply with such Code.

Date:

Name: Title:

3

QuickLinks

  Exhibit 99.2
Code of Ethics for Directors, Officers and Employees